Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated May 8, 2024
Pricing Supplement Dated May __, 2024 to the Product Prospectus Supplement ERN-ETF-1, Prospectus Supplement and Prospectus, Each Dated December 20, 2023
$ Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund, Due May 29, 2025 Royal Bank of Canada

Royal Bank of Canada is offering Buffered Digital Return Notes (the “Notes”) Linked to the Energy Select Sector SPDR® Fund (the “Reference Asset”).
Reference Asset	Initial Price*	Digital Barrier Price	Buffer Price
Energy Select Sector SPDR® Fund (“XLE”)		90% of the Initial Price	85% of the Initial Price
*The Initial Price of the Reference Asset will be its closing price on the Trade Date.
•
If the Final Price of the Reference Asset is greater than or equal to the Digital Barrier Price, the Notes will pay at maturity a return equal to the Digital Return. The Digital Return will be 10% of the principal amount.  An investor’s return on the Notes will not exceed the Digital Return.

•	If the Final Price of the Reference Asset is less than the Digital Barrier Price, but is greater than or equal to the Buffer Price, the investor will receive the principal amount.
•
If the Final Price of the Reference Asset is less than the Buffer Price, investors will lose 1% of the principal amount of the Notes for each 1% decrease from the Initial Price to the Final Price of more than 15%. Accordingly, investors may lose a substantial portion of the principal amount.

•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: May 15, 2024
Maturity Date: May 29, 2025
CUSIP: 78017FYT4
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this terms supplement, and “Risk Factors” beginning on page PS-6 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	0.60%	$
Proceeds to Royal Bank of Canada	99.40%	$
(1) We or one of our affiliates may pay varying selling concessions of up to $6.00 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $994.00 and $1,000 per $1,000 in principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date is expected to be between $941 and $991 per $1,000 in principal amount, and will be less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:	Energy Select Sector SPDR® Fund (the “XLE”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	May 10, 2024
Issue Date:	May 15, 2024
Valuation Date:	May 23, 2025
Maturity Date:	May 29, 2025, subject to extension for market and other disruptions, as described in the product prospectus supplement.
Payment at Maturity (if held to maturity):
If the Final Price is greater than or equal to the Digital Barrier Price (that is, the Percentage Change is greater than or equal to -10%), then the investor will receive, for each $1,000 in principal amount of the Notes, a cash payment equal to:
Principal Amount + (Principal Amount x Digital Return)
The return on the Notes will not exceed the Digital Return.
If the Final Price is less than the Digital Barrier Price, but is greater than or equal to the Buffer Price (that is, the Percentage Change is between -10.01% and -15.00%), then the investor will receive a cash payment equal to the principal amount only.
If the Final Price is less than the Buffer Price (that is, the Percentage Change is less than -15.00%), then the investor will receive, for each $1,000 in principal amount of the Notes, a cash payment equal to:
Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]
In this case, you could lose a substantial portion of the principal amount.

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:
Initial Price:	The closing price of the Reference Asset on the Trade Date.
Final Price:	The closing price of the Reference Asset on the Valuation Date.
Digital Return:	10%. An investor’s return on the Notes will not exceed the Digital Return.
Digital Barrier Price:	90% of the Initial Price.
Buffer Percentage:	15%
Buffer Price:	85% of the Initial Price.
Principal at Risk:	The Notes are NOT principal protected. You may lose a substantial portion of your principal amount at maturity if the Final Price is less than the Buffer Price.
Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is

P-2	RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.
Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date.
The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this terms supplement.

The Trade Date, issue date and other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

P-3	RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058555/ef20016923_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

P-4	RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Price, the Final Price or the price of the Reference Asset on any trading day prior to the Maturity Date. All examples are based on the Digital Barrier Price of 90% of the Initial Price, the Buffer Percentage of 15% (the Buffer Price is 85% of the Initial Price) and the Digital Return of 10% of the principal amount, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive, and exceeds the percentage represented by the Digital Return.
	Percentage Change:	20%
	Payment at Maturity:	$1,000 + ($1,000 × 10%) = $1,000 + 100.00 = $1,100.00

On a $1,000 investment, a Percentage Change of 20% results in a Payment at Maturity of $1,100.00, a return of 10% on the Notes. In this case, the return on the Notes is less than the Percentage Change.

Example 2 —	Calculation of the Payment at Maturity where the Percentage Change is negative, but the Final Price is greater than the Digital Barrier Price.
	Percentage Change:	-8%
	Payment at Maturity:	$1,000 + ($1,000 × 10%) = $1,000 + 100.00 = $1,100.00

On a $1,000 investment, a Percentage Change of -8% results in a Payment at Maturity of $1,100.00, a return of 10% on the Notes. In this case, you will receive the Digital Return, even though the Percentage Change is negative.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).
	Percentage Change:	-13%
	Payment at Maturity:	At maturity, if the Percentage Change is negative by more than 10% BUT not by more than the Buffer Percentage of 15%, then the Payment at Maturity will equal the principal amount.
	On a $1,000 investment, a Percentage Change of -13% results in a Payment at Maturity of $1,000, a return of 0% on the Notes.

Example 4 —	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).
	Percentage Change:	-30%
	Payment at Maturity:	$1,000 + [$1,000 x (-30% + 15%)] = $1,000 - $150 = $850
	On a $1,000 investment, a Percentage Change of -30% results in a Payment at Maturity of $850, a return of -15% on the Notes.

P-5	RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The examples set forth below are provided for illustration purposes only. The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of the Reference Asset. The hypothetical terms do not purport to be representative of every possible scenario concerning increases or decreases in the Final Price of the Reference Asset relative to the Initial Price. We cannot predict the actual performance of the Reference Asset.
The table below illustrates the Payment at Maturity of the Notes for a hypothetical range of performance for the Reference Asset, assuming an Initial Price of 100, the Digital Barrier Price of 90% of the Initial Price, the Digital Return of 10% of the principal amount, the Buffer Percentage of 15% and an initial investment of $1,000. For this purpose, we have assumed that there will be no market disruption events. Hypothetical Final Prices of the Reference Asset are shown in the first column on the left. The second column shows the Payment at Maturity as a percentage of the principal amount. The third column shows the hypothetical Payment at Maturity per $1,000 in principal amount of the Notes.
Hypothetical Final Price	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity
$150.00	110.00%	$1,100.00
$140.00	110.00%	$1,100.00
$130.00	110.00%	$1,100.00
$120.00	110.00%	$1,100.00
$110.00	110.00%	$1,100.00
$105.00	110.00%	$1,100.00
$100.00	110.00%	$1,100.00
$90.00	110.00%	$1,100.00
$87.00	100.00%	$1,000.00
$85.00	100.00%	$1,000.00
$84.00	99.00%	$990.00
$80.00	95.00%	$950.00
$70.00	85.00%	$850.00
$60.00	75.00%	$750.00
$50.00	65.00%	$650.00
$40.00	55.00%	$550.00
$30.00	45.00%	$450.00
$20.00	35.00%	$350.00
$10.00	25.00%	$250.00
$0.00	15.00%	$150.00

P-6	RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
•
You May Not Receive the Full Principal Amount at Maturity — Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the price of the Reference Asset. If the Final Price is less than the Buffer Price, you will lose 1% of the principal amount of your Notes for each 1% that the Final Price is less than the Buffer Price.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Your Potential Payment at Maturity Is Limited — The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the Payment at Maturity will not exceed the Digital Return. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the price of the Reference Asset increases after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value of the Notes that will be set forth on the cover page of the final pricing supplement for the Notes will not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and

P-7	RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate will be based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset or the securities held by the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the share price of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Asset or the issuers of the securities held by the Reference Asset, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or securities represented by the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the share price of the Reference Asset, and, therefore, the market value of the Notes.

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset — In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Asset, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to the Reference Asset may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Asset from multiple sources, and you should not rely solely on views expressed by our affiliates.

Risks Relating to the Reference Asset
•
The Securities Held by the Reference Asset Are Concentrated in One Sector, and a Small Number of Securities May Adversely Affect the Performance of the Reference Asset — All of the securities included in the Reference Asset’s underlying index are issued by companies in the energy sector. As a result, the securities that will determine the performance of the Reference Asset are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the Reference Asset, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in

P-8	RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
companies in the energy sector. Accordingly, by investing in the Notes, you may not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
In addition, as of the date of this document, two companies held by the Reference Asset represented more than 40% of the Reference Asset’s holdings. Adverse changes in the prices of the shares of these companies would have a disproportionately adverse impact on the value of the Notes.
Companies engaged in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels. Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers. Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may also be at risk for environmental damage claims.
•
Owning the Notes Is Not the Same as Owning the Securities Represented by the Reference Asset — The return on your Notes is unlikely to reflect the return you would realize if you actually owned shares of the Reference Asset or the securities represented by the Reference Asset. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on these securities during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of these securities may have. Furthermore, the Reference Asset may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Digital Return.

•
An Investment in the Notes Is Subject to Management Risk —The Reference Asset is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Reference Asset, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Reference Asset generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Reference Asset is subject to the risk that the investment strategy of its investment advisor (the “Adviser”) may not produce the intended results.

•
The Reference Asset and its Underlying Index Are Different — The performance of the Reference Asset may not exactly replicate the performance of its underlying index, because the Reference Asset will reflect transaction costs and fees that are not included in the calculation of its underlying index. It is also possible that the performance of the Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset, or due to other circumstances. The Reference Asset may use futures contracts, options, swap agreements, repurchase agreements and other instruments in seeking performance that corresponds to its underlying index and in managing cash flows.

During periods of market volatility, securities held by the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Asset. As a result, under these circumstances, the market value of shares of the Reference Asset may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of the Reference Asset may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.
•
The Policies of the Reference Asset’s Adviser Could Affect the Amount Payable on the Notes and Their Market Value — The policies of the Adviser concerning the management of the Reference Asset, additions, deletions or substitutions of the securities held by the Reference Asset could affect the market price of shares of the Reference Asset and, therefore, the amounts payable on the Notes and the market value of the Notes before that date. The amounts payable on the Notes and their market value could also be affected if the Adviser changes these policies, for

P-9	RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
example, by changing the manner in which it manages the Reference Asset, or if the Adviser discontinues or suspends maintenance of the Reference Asset, in which case it may become difficult to determine the market value of the Notes. The Adviser has no connection to the offering of the Notes and have no obligations to you as an investor in the Notes in making decisions regarding the Reference Asset.
•
We and Our Affiliates Do Not Have Any Affiliation with the Adviser or the Sponsor of the Reference Asset or its Underlying Index and Are Not Responsible for its Public Disclosure of Information — We and our affiliates are not affiliated with the Adviser or the sponsor of the Reference Asset or its underlying index (the “Index Sponsor”) in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Reference Asset or the underlying index. The Adviser or the Index Sponsor of the Reference Asset and the underlying index are not involved in the offering of the Notes in any way and have no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Asset that might affect the value of the Notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the Adviser, the Index Sponsor, or the Reference Asset contained in any public disclosure of information. You, as an investor in the Notes, should make your own Investigation Into the Reference Asset.

•
Changes that Affect the Underlying Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the Index Sponsor concerning the calculation of the underlying index, additions, deletions or substitutions of the components of the underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying index and, therefore, could affect the share price of the Reference Asset, the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index, or if the sponsor discontinues or suspends the calculation or publication of the underlying index.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The Payment at Maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-10	RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
INFORMATION REGARDING THE REFERENCE ASSET
The Reference Asset is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”). Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the Reference Asset is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Asset with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
Energy Select Sector SPDR® Fund (“XLE”)
The XLE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The XLE is composed of companies whose primary line of business is directly associated with the energy sector. The XLE trades on the NYSE Arca under the ticker symbol “XLE”.
Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected from the universe of companies represented by the S&P 500® Index. Standard & Poor’s Financial Services LLC (“S&P”) acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “SPDR® Component Stocks”) is a constituent company of the S&P 500® Index.
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The Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

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Each constituent stock of the S&P 500® Index is assigned to a Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

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S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.

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Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements.

Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
A SPDR® Component Stock which has been assigned to one Select Sector Index may be determined to have undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and

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Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
assigned to a different Select Sector Index. In the event that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

P-12	RBC Capital Markets, LLC

Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
Historical Information
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period from January 1, 2014 through May 6, 2024. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation.
Energy Select Sector SPDR® Fund (“XLE”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon the Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

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Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We expect that delivery of the Notes will be made against payment for the Notes on or about May 15, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We expect to deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

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Buffered Digital Return Notes Linked to the Energy Select Sector SPDR® Fund
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

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